Telco Systems Logo

                             TELCO SYSTEMS, INC.
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD JANUARY 22, 1997


      The Annual Meeting of Stockholders of TELCO SYSTEMS, INC. (the "Company"), will be held at Bank of Boston, 100 Federal Street, 35th Floor, Boston, Massachusetts 02110, on Wednesday, January 22, 1997, at 10:00 a.m. local time, for the following purposes:

      1. To elect a Board of five directors.

      2. To act upon a proposal to approve the amendment of the Company's 1990 Stock Option Plan to increase by 450,000 the number of shares covered by the Plan.

      3. To ratify the selection of Ernst & Young as the independent certified public accountants for the Company.

      4. To transact such other business as may properly come before the meeting.

      Only stockholders of record at the close of business on November 25, 1996, are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       Edward N. Gadsby, Jr.
                                       Assistant Secretary

Norwood, Massachusetts
December 12, 1996


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.


                               PROXY STATEMENT

                             TELCO SYSTEMS, INC.

                       Annual Meeting of Stockholders

                              January 22, 1997


      The enclosed proxy is solicited on behalf of the Board of Directors of TELCO SYSTEMS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, January 22, 1997, and at any adjournment thereof.

      Only holders of record of the Company's common stock, $.01 par value ("Common Stock"), on November 25, 1996, will be entitled to notice of and to vote at the meeting. At the close of business on November 25, 1996, 10,692,296 shares of Common Stock were issued and outstanding. Under the by-laws of the Company, a majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the meeting or any adjournment thereof.

      Holders of Common Stock are entitled to one vote for each share held on each matter submitted to a vote, except in the election of directors. The Company's certificate of incorporation contains a provision for cumulative voting for the election of directors. Cumulative voting rights entitle a stockholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that stockholder's shares are entitled without cumulative voting, and all such votes may be cast for a single candidate or may be distributed among any or all of the candidates.

      Votes withheld from any nominee for election as director, abstentions and broker "non-votes" will be counted as present or represented at the meeting for purposes of determining the presence or absence of a quorum for the meeting. A broker "non-vote" occurs when a broker or other nominee who holds shares for a beneficial owner withholds his vote on a particular proposal with respect to which he does not have discretionary voting power or instructions from the beneficial owner. Abstentions with respect to a proposal are included in the number of shares present or represented and voting on such proposal. "Non-votes" are not so included. An automated system administered by the Company's transfer agent tabulates the votes.

      Any proxy given may be revoked by a stockholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the meeting who expresses a desire to vote his or her shares in person. Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the meeting will be voted in accordance with the specifications on the proxy. If no specification is made with regard to any proposal set forth in the proxy, the shares will be voted in favor of the proposal.

     The principal executive offices of the Company are located at 63 Nahatan Street, Norwood, Massachusetts 02062. The approximate date on which this proxy statement and the accompanying proxy are being sent to stockholders is December 12, 1996.


                        ANNUAL REPORT TO STOCKHOLDERS

      The Company's Annual Report for the fiscal year ended August 25, 1996 (the "1996 Fiscal Year"), accompanies this proxy statement but is not incorporated herein and is not deemed to be a part hereof.


                            ELECTION OF DIRECTORS

      The Board of Directors has nominated and recommends the election of each of the nominees set forth below as a director of the Company, to serve until his successor has been elected and qualified or until he resigns or is removed in the manner provided in the Company's by-laws. Unless otherwise instructed by the stockholder, the persons named in the enclosed proxy intend to vote the shares represented thereby for such nominees. Although management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the meeting, the proxy holders will vote for the others and may vote for a substitute nominee chosen by the present Board of Directors. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them according to the cumulative voting rules to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. The five nominees receiving the greatest number of votes will be elected as directors of the Company.

      The Board has nominated each of the five current members of the Board as nominees for re-election. The beneficial ownership of the Company's Common Stock by the five nominees is set forth under "Voting Securities and Principal Stockholders."

                                                      Director
Nominees                                Age           Since
--------------------------------------------------------------

Mr. Dean C. Campbell                    46            1989
Dr. Steward S. Flaschen                 70            1986
Dr. Sheldon Horing                      60            1995
Mr. John A. Ruggiero                    60            1988
Dr. William B. Smith                    52            1994

      Mr. Campbell is currently the managing general partner of Campbell Venture Management, a venture capital fund. Previously he had been a partner of Norton Venture Partners, L.P., the predecessor of Campbell Venture Management, since 1982. Mr. Campbell is also a director of Sequoia Systems, Inc., and RF Monolithics, Inc.

      Dr. Flaschen, the Chairman of the Board, has been an independent business management consultant and President of Flaschen & Davies since January 1986. From 1964 to 1986, he held various executive positions with ITT Corporation, the most recent being Senior Vice President, member of the Management Policy Board and General Technical Director. Dr. Flaschen is also a director of Merrill Lynch Venture Capital Fund II, Advanced Technology Ventures, Inc., SIPEX Corporation, and Chairman of the Board of TranSwitch Corporation.

      Dr. Horing was elected to the Board of Directors of the Company in April 1995. Dr. Horing is retired from Cincinnati Bell, Inc., where he was Executive Vice President, and from Cincinnati Bell Information Systems where he was President and Chief Executive Officer. From 1957 to 1990, Dr. Horing held a number of senior management positions at AT&T Bell Labs, including Executive Director of the Data Communications and Business Operations Division and Executive Director of Transmission Systems Engineering.

      Mr. Ruggiero was appointed Vice Chairman of the Board in March 1996. He also served as Chief Executive Officer of the Company from September 1994 to March 1996 and also served as President of the Company from September 1994 to March 1995. Mr. Ruggiero joined the Company in December 1986 as Senior Vice President, Chief Financial Officer, and in 1990 he was named Executive Vice President. In 1993, Mr. Ruggiero was elected to the additional position of Chief Operating Officer of the Company. For the previous 20 years, Mr. Ruggiero held various senior management positions at Sanders Associates, Inc., an electronics manufacturer; the last of these positions was Corporate Vice President and Treasurer.

      Dr. Smith was appointed President and Chief Executive Officer in March 1996. Dr. Smith was elected to the Board of Directors of the Company in February 1994 and also served as President and Chief Operating Officer from March 1995 to March 1996. From 1991 to February 1995, Dr. Smith served as Senior Vice President, Chief Information and Technology Officer, of U S WEST, a Regional Bell Operating Company, and he served as President of U S WEST Technologies, a research, development and operations unit of U S WEST. From 1986 to 1991, Dr. Smith served as Executive Director at AT&T's Bell Laboratories.

      The Company's Audit Committee, established by the Board of Directors, met twice during the 1996 Fiscal Year. Responsibilities of the Audit Committee include (1) reviewing and consulting with the Company's independent certified public accountants concerning the Company's financial statements, accounting and financial policies and internal controls, (2) reviewing the scope of the independent certified public accountants' activities and the fees of the independent certified public accountants, and
(3) maintaining good communications among the Committee, the Company's independent certified public accountants and the Company's management on accounting matters.

      Prior to October 11, 1995, the Company had a Compensation Committee and a Stock Option Committee. The function of the Compensation Committee was to review and make recommendations to the Board of Directors regarding the compensation of and employee benefits for the Company's employees. The function of the Stock Option Committee was to administer the 1988 Non-Statutory Stock Option Plan and the 1990 Stock Option Plan of the Company. On October 11, 1995, the Compensation Committee and Stock Option Committee were merged by the Board into a single committee called the Stock Option and Compensation Committee (the "Compensation Committee"), combining the functions of the two predecessor committees and consisting of all the Board members who are not employees of the Company (namely, Mr. Campbell, Dr. Flaschen and Dr. Horing). The Compensation Committee met ten times during the 1996 Fiscal Year. The Audit Committee also consists of all of the Board members who are not employees of the Company. The Board has not established a Nominating Committee.

      The total number of meetings of the Board of Directors (including regularly scheduled and special meetings) during the 1996 Fiscal Year was twelve. Each of the incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board during the year and (ii) the total number of meetings of all committees of the Board on which he served.

      The Board of Directors recommends that you vote FOR the nominees for director listed in this Proxy Statement.

Directors' Compensation

      Directors who are not employees of the Company receive an annual retainer of $17,500 and an additional $1,250 for attendance at each Board or Committee meeting, unless both Board and Committee meetings are held on the same day, in which case payment is reduced to $625 per meeting. Directors are also entitled to reimbursement of expenses incurred in attending each Board or Committee meeting. The Company's 1990 Stock Option Plan also provides for non-discretionary grants of non-qualified stock options to non-employee directors of the Company upon their initial election by the Company's stockholders and annually thereafter. During the 1996 Fiscal Year, non-discretionary grants of options pursuant to the Plan were made as follows: Mr. Campbell, 10,000 shares; Dr. Flaschen, 10,000 shares, and
Dr. Horing, 12,205 shares. All such options were at an exercise price of $11.375 per share, the fair market value of the Common Stock on January 25, 1996, the date of grant. If each of the non-employee nominees is re-elected at the Annual Meeting, he will on January 23, 1997, be granted, on a non-discretionary basis, an option, at an exercise price equal to the fair market value of the Common Stock on that date, to purchase the following number of shares of Common Stock: Mr. Campbell, 5,000 shares; Dr. Flaschen, 5,000 shares; and Dr. Horing, 10,000 shares.


                           EXECUTIVE COMPENSATION

      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) each person who served as Chief Executive Officer of the Company at any time during the 1996 Fiscal Year, and (ii) each of the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 during the 1996 Fiscal Year.

                                                   SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------------------
                                                                                           LONG-TERM
                                                  ANNUAL COMPENSATION                      COMPENSATION
                               	-------------------------------------------------------    -----------------
                                                                                           Awards Securities
                                                                       Other Annual        Underlying          All Other
Name and Principal Position     Year     Salary ($)    Bonus ($)(1)    Compensation ($)    Options/SARs (#)    Compensation ($)(2)
---------------------------     ----     ----------    ------------    ----------------    ----------------    -------------------

William B. Smith (3)            1996     $242,963      $111,677        --                  100,000             $7,746
President and Chief             1995     $106,154      $ 50,000        $55,498 (8)         113,956 (9)         $  533
Executive Officer

John A. Ruggiero (4)            1996     $244,432      $109,631        --                   25,000             $7,405
Vice Chairman and               1995     $253,086      $ 54,851        --                   50,000             $5,997
Chief Financial Officer         1994     $230,933      $163,766        --                   25,000             $7,304

C.G. (Bill) Waters (5)          1996     $211,564      $ 31,560        --                    4,000             $   --
Vice President, Global Sales    1995     $149,808      $ 20,227        --                   15,000             $   --

Kenneth J. Hamer Hodges         1996     $163,144      $ 39,718        --                  --                  $4,511
Vice President,                 1995     $173,420      $ 26,386        --                  --                  $4,643
Chief Technical Officer

Anand S. Parikh (6)             1996     $141,519      $ 53,114        --                   17,000             $2,375
Vice President, Marketing &     1995     $ 39,500      $ 15,000        --                   15,000             $   --
Business Development

Wayne R. Lasson (7)             1996     $132,471      $ 47,813        $57,530              62,500             $3,727
Group Vice President &
General Manager

<F1>  Cash bonuses for services rendered have been included as compensation for the fiscal year earned, even though such bonuses were actually calculated and paid in the following fiscal year. Such bonuses were payable pursuant to the Company's quarterly and annual Management
      Incentive Plan. This bonus plan is based on the achievement by the Company of certain minimum and maximum financial budget and other performance goals established by the Board of Directors and is described below under the heading "Compensation Committee Report on Executive Compensation."

<F2>  "All Other Compensation" for the 1996 Fiscal Year includes amounts as follows: (i) Company contributions in the following amounts to match amounts deferred by the executives pursuant to the Telco Systems, Inc.
      401(k) Savings Plan:  Dr. Smith ($7,008); Mr. Ruggiero ($5,130); Mr.
      Waters ($ 0); Mr. Hamer Hodges ($4,511); Mr. Parikh ($2,375); Mr.
      Lasson ($2,680) and (ii) premium payments under life insurance policies for the benefit of the executives at the following incremental costs to the Company: Dr. Smith ($738); Mr. Ruggiero
      ($2,275).

<F3>  Dr. Smith was named to the additional position of Chief Executive
      Officer in March 1996. In March 1995, Dr. Smith was named President and Chief Operating Officer.

<F4>  Mr. Ruggiero was named to the position of Vice Chairman of the Board of Directors in March 1996.  He retains the position of Chief
      Financial Officer to which he was appointed in December 1986.

<F5>  Mr. Waters became an executive officer when he was named Vice
      President, Corporate Sales in May 1995. (In June 1996, Mr. Waters was named Vice President, Global Sales.)

<F6>  Mr. Parikh became an executive officer when he joined the Company in
      May 1995 and was named Vice President, Marketing and Business
      Development.

<F7>  Mr. Lasson became an executive officer when he joined the Company in
      November 1995 and was named Group Vice President and General Manager.

<F8>  This amount includes $31,357 for moving expenses in connection with
      Dr. Smith's hiring and relocation to Norwood, Massachusetts.

<F9>  Amount shown includes stock options for 13,956 shares awarded to Dr.
      Smith on a non-discretionary basis in connection with his service as a non-employee director prior to March 1995.

Stock Options and SAR Grants in Last Fiscal Year

      The table below sets forth certain information with respect to stock options granted during the 1996 Fiscal Year to the executive officers named in the Summary Compensation Table above.

                            Individual Grants
                          -------------------------
                          Number of    % of Total
                          Securities   Options/                                   Potential Realizable
                          Underlying   SARs                                       Value at Assumed
                          Options/     Granted to     Exercise                    Annual Rates of Stock
                          SARs         Employees in   or Base                     Price Appreciation
                          Granted      Fiscal         Price        Expiration     for Option Term
Name                      (#)          Year           ($/Sh)       Date          5%($)(1)      10%($)(1)
----                      ----------   ------------   --------     ----------    --------      ---------

William B. Smith          30,000       5.55%          $ 9.625      12/13/05      $181,593      $460,193
                          20,000       3.70%          $10.500      01/24/06      $132,068      $334,686
                          50,000       9.26%          $10.250      03/26/06      $322,309      $816,793
John A. Ruggiero          25,000       4.63%          $10.250      03/26/06      $161,154      $408,397
C. G. (Bill) Waters        4,000       0.74%          $10.250      03/26/06      $ 25,785      $ 65,343
Kenneth J. Hamer Hodges       --         --                --            --            --            --
Anand S. Parikh            5,000       0.93%          $13.250      09/12/05      $ 41,664      $105,585
                           5,000       0.93%          $ 9.625      12/13/05      $ 30,266      $ 76,699
                           7,000       1.30%          $13.750      07/24/06      $ 60,531      $153,398
Wayne R. Lasson           50,000       9.26%          $ 9.625      12/13/05      $302,656      $766,989
                          12,500       2.31%          $13.625      05/15/06      $107,109      $271,434


<F1>  The amounts set forth represent the difference between (a) the appreciated value of the shares subject to the option immediately prior to its expiration, at the assumed rates of stock price appreciation set forth, compounded annually, less (b) the exercise price of the option. There can be no assurance that the value of the Company's securities will appreciate at the assumed rates, or at any other rate. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and other factors such as the general condition of the stock markets and the timing of the exercises of the options.

Aggregate Option/SAR Exercises In Last Fiscal Year And
 Fiscal Year End Option/SAR Values

       The following table summarizes for each of the named executive officers the number of stock options, if any, exercised during the 1996 Fiscal Year, the aggregate dollar value realized upon such exercise, the total number of unexercised options held at August 25, 1996, and the aggregate dollar value of in-the-money unexercised options held at August 25, 1996. None of the named executive officers held or exercised any SARs during the 1996 Fiscal Year.

                                                            Number of Securities                   Value of Unexercised
                                                            Underlying Unexercised                 in-the-Money Options/SARs
                            Shares                          Options/SARs at Fiscal Year End (#)    at Fiscal Year End ($) (2)
                            Acquired on     Value           -----------------------------------    ----------------------------
Name                        Exercise (#)    Realized (1)    Exercisable    Unexercisable           Exercisable    Unexercisable
----                        ------------    ------------    -----------    -------------           -----------    -------------

William B. Smith            --              --               48,962        164,994                 $162,971       $663,279
John A. Ruggiero            --              --              104,584         60,416                 $689,170       $223,956
C. G. (Bill) Waters         --              --               14,000         19,000                 $ 74,813       $ 95,688
Kenneth J. Hamer Hodges     --              --               18,021          1,979                 $144,677       $ 13,449
Anand S. Parikh             --              --                6,042         25,958                 $ 26,551       $ 90,700
Wayne R. Lasson             --              --                8,333         54,167                 $ 43,748       $234,377


<F1>  Amounts shown are calculated based upon the difference between the closing price of the Common Stock on the date of exercise as reported by the Nasdaq National Market and the exercise price of the options.

<F2>  Amounts shown are calculated on the basis of the difference between the exercise price and the closing price of the Common Stock on August 25, 1996, as reported by the Nasdaq National Market. These values have not been and may never be realized by the named executives. Actual gains, if any, will depend on the value of the Common Stock at the time of disposition, if any, of the shares. The unexercised options indicated have, in some cases, been acquired over a number of years of employment by the Company.

      The following Compensation Committee Report and the Stock Performance Graph on Page 7 shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation

      The Company's executive compensation program is determined by the Compensation Committee of the Board of Directors. The Compensation Committee consists of the Company's non-employee directors. The Committee meets or takes action as required during the year. A more complete description of the functions of the Compensation Committee is set forth on Page 2 under the heading "Election of Directors."

Compensation Philosophy. Under the direction of the Compensation Committee, the executive compensation program of the Company has been designed to:

* Support a pay-for-performance policy that differentiates in compensation amounts based on Company and individual performance;

* Motivate key senior officers to achieve Telco Systems' short-and long-term strategic business initiatives and reward them for their achievement;

* Provide compensation opportunities that are comparable to those offered by other leading companies in the telecommunications industry, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

* Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

      At present, the executive compensation program is comprised of base salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options, and benefits typically offered to executives by comparable high-technology corporations.

      Consistent with the objectives of the compensation philosophy, the percentage of an executive's potential total compensation that is based on performance incentives increases with his level of responsibility. This results in an executive's total compensation varying from year to year based on the performance of the individual and the Company. In addition, executives' total compensation is made dependent on the value of the Common Stock through stock-based awards, thus aligning the compensation of executives with the long-term interests of the stockholders of the Company.

Factors

      Several important factors which were considered in establishing the components of each executive officer's compensation package for the 1996 Fiscal Year are summarized below. Additional factors may also be taken into account, and the Committee may in its discretion apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years. All compensation decisions are designed to further the compensation philosophy indicated above.

      Base salary.   Base compensation is established based on competitive
market rates, through comparisons with companies of similar size and complexity, at the time the executive is first hired. Base compensation is reviewed from time to time based on the executive officer's responsibilities and performance. When establishing or reviewing base compensation levels for each executive officer, the Committee considers numerous factors, including the qualifications of the executive and the amount of relevant individual experience the officer brings to the Company, strategic goals for which the executive officer has responsibility, and competitive market rates.

      Incentive Compensation.   The Company's executive officers are
eligible to participate in an annual incentive compensation plan with awards based primarily on achievement of financial targets or budgets, specific strategic business objectives, and predetermined individual objectives. Targeted awards for executive officers of the Company under this plan are consistent with targeted awards of companies of similar size and complexity to the Company. Actual awards are subject to decrease or increase on the basis of the Company's or individual's performance and at the discretion of the Committee.

      Long-Term Incentive Compensation.   The Company has adopted the 1990
Stock Option Plan (the "1990 Plan") and 1988 Non-Statutory Stock Option Plan (the "1988 Plan") to provide executive officers and other key employees with incentives to maximize long-term stockholder values. Awards under the 1990 Plan can take a variety of forms, including non-statutory stock options and incentive stock options. Awards under the 1988 Plan may only take the form of non-statutory options. These incentives are designed to give the recipients a significant equity stake in the Company and thereby closely align their interests with those of the Company's stockholders. In the 1996 Fiscal Year, the Compensation Committee granted options to Dr. Smith, Mr. Ruggiero, Mr. Waters,Mr. Parikh, and Mr. Lasson. The number of options granted to the respective executive officers reflects the Compensation Committee's assessment of the particular officer's level of responsibility and its desire to match the award level with the executive's responsibility level.

      Chief Executive Officer Compensation.   The annual base compensation
of the Company's Chief Executive Officer is set based on competitive market rates, and the Committee's review of the CEO's performance, consistent with the aforementioned philosophy. In the 1996 Fiscal Year, a bonus was paid to Dr. Smith based on the achievement of certain assigned business and individual objectives set by the Committee.

      Upon his appointment to the position of CEO of the Company, the Compensation Committee of the Company granted to Dr. Smith a non-qualified option to purchase 50,000 shares of Common Stock. During the remainder of the 1996 Fiscal Year, no changes were made to Dr. Smith's base salary.

Compliance with Internal Revenue Code Section 162 (m)

Federal tax legislation enacted in 1993 prevents a publicly-held company from taking a federal tax deduction for compensation paid to certain executive officers, to the extent that such compensation exceeds $1 million in any year. This limitation became effective August 29, 1994. At the 1994 Annual Meeting, stockholders approved amendments to the Company's 1990 Stock Option Plan that were intended to have the effect that any compensation deemed paid to an executive officer in connection with his exercise of an outstanding option under the 1990 Stock Option Plan would qualify as performance-based compensation which is not subject to the $1 million limitation. The Compensation Committee will continue to evaluate the impact of the foregoing federal tax legislation and take such actions as it deems appropriate.

Compensation Committee Interlocks & Insider Participation

      No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, or a party to any other relationship of a character required to be disclosed under Item 402(j) of Regulation S-K promulgated by the Securities and Exchange Commission.

                                  Stock Option and Compensation Committee

                                  Dean C. Campbell
                                  Steward S. Flaschen
                                  Sheldon Horing

Stock Performance Graph

      The following stock performance graph compares the yearly percentage change in the cumulative total shareholder return of the Company's Common Stock with the cumulative total return of the equity securities included in the Standard & Poors 500 Index and the Standard & Poors Technology Sector Index. The stock performance graph assumes a $100 investment in each issuer on August 25, 1991, and compares the market value of such investment (assuming reinvestment of dividends, if any) as of the last day of each of the Company's five succeeding fiscal years. The Company paid no dividends during the period shown.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG TELCO SYSTEMS, INC., THE S & P 500 INDEX AND A PEER GROUP
          MADE UP OF THE COMPANIES IN THE S & P TECHNOLOGY SECTOR INDEX

                          8/25/91     8/30/92     8/29/93     8/28/94     8/27/95     8/25/96
                          -------     -------     -------     -------     -------     -------

TELCO SYSTEMS, INC.       $100        $ 36        $ 52        $ 73        $ 74        $ 93
PEER GROUP                $100         106         127         164         255         278
S & P 500                 $100         108         124         131         159         189

Senior Executive Termination Benefits and Employment Agreements

      The Company has entered into Senior Executive Termination Benefits Agreements dated October 4, 1989, and March 6, 1995, respectively (the "Change-in-Control Agreements"), with two executive officers, John A. Ruggiero and William B. Smith. The Change-in-Control Agreements provide that in the event of (i) the termination by the Company of the executive officer's employment within three years after a change in control (as defined) of the Company (except for reasons of death, disability or cause), or (ii) the termination by the officer within three years after a change in control of the Company for specified reasons, such officer will be entitled to termination benefits. The permissible reasons for the executive officer to terminate his employment and receive termination benefits include a substantial reduction in his duties and responsibilities, a reduction in his compensation or benefits package, failure of the Company to obtain an assumption of the Change-in-Control Agreement by the Company's successor, failure of the Company or its stockholders to re-elect the officer to his former position or any material breach by the Company of the Agreement.

      The termination benefits to which the executive officer is entitled include a lump sum payment of (i) one and one-half times the officer's annual base salary at the time of termination, plus (ii) the equivalent of the highest incentive compensation award paid or payable under the Company's Management Incentive Compensation Plan, or otherwise paid or payable to the executive by the Company as an incentive compensation award, for any consecutive 12-month period during the three years prior to the termination date. In addition, the officer would be entitled to purchase his Company automobile, to continue to participate at no cost to him for up to 18 months after termination in various benefit programs maintained by the Company prior to the termination, to acceleration of the vesting of all of his outstanding stock options, and to the payment of any additional tax liabilities arising under Sections 280G or 4999 of the IRC as a result of termination payments under the Agreement. None of the foregoing benefits would be affected or reduced if the officer were to obtain new employment after his termination by the Company.

      The Change-in-Control Agreements were approved by the Board as reasonable termination compensation for the executives in order to encourage management to remain with the Company and to continue to devote full attention to the Company's business in the event of a threatened change in control of the Company.

      The Company has entered into a Restated Employment and Consulting Agreement with John A. Ruggiero, dated March 26, 1996, which provides that he will be employed on a full-time basis until January 1, 1997. Upon the termination of such employment, he will serve as a consultant to the Company for a period of not less than two years. In the event that his employment is terminated by the Company prior to such date without cause, or by reason of his death or disability, Mr. Ruggiero or his legal representative will receive severance benefits amounting to approximately 150% of his annual salary at the time of termination. During the minimum two-year consulting term, Mr. Ruggiero will receive consulting fees at the rate of $165,375 per year of which the first year's installment shall be payable in advance and the remainder shall be payable monthly. He is also entitled under the agreement to the use of an office in Boston, Massachusetts, and to continuation of certain benefits pursuant to the Company's health, life insurance and employee stock option plans.

Certain Transactions

      Steward S. Flaschen, Chairman of the Company's Board of Directors, is also Chairman of the Board of TranSwitch Corporation ("TranSwitch"), one of several suppliers of components and design and fabrication services to the Company. Payments by the Company to TranSwitch for such items in the 1996 Fiscal Year totaled $429,034.


              APPROVAL OF AMENDMENTS TO 1990 STOCK OPTION PLAN

Amendment of 1990 Plan

      The 1990 Plan was originally approved by the stockholders of the Company in December 1990. The Board of Directors has amended the 1990 Plan as set forth below and proposes that certain of such amendments be approved by the stockholders. On November 5, 1996, the Plan was amended by the Board of Directors to increase the number of shares of Common Stock covered by the 1990 Plan from 1,850,000 to 2,300,000. Stockholder approval of this amendment is necessary pursuant to the 1990 Plan and under rules of the National Association of Securities Dealers applicable to issuers of NASDAQ National Market securities in connection with option plans.

      On November 5, 1996, the Board of Director also amended the 1990 Plan to (i) state that it is the intention of the Company that the Plan shall be administered by "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
(ii) increase the portion of the total number of shares issuable under the Plan that may be subject to non-discretionary options granted to Non-Employee Directors from 150,000 to 325,000, (iii) modify the formula under which annual, non-discretionary grants of non-qualified options are made to Non-Employee Directors, with the general effect of reducing the number of shares as to which such options may be granted to those Non-Employee Directors currently in office, and (iv) eliminate certain restrictions on the Board's authority to modify the formula provisions of the Plan relating to grants of non-discretionary options to Non-Employee Directors. These amendments, which do not extend or enlarge the type or amount of benefits available to participants in the Plan, do not require shareholder approval. Accordingly, these additional amendments are not being submitted for consideration at the Annual Meeting.

Description of the 1990 Plan as Amended

      The following description of certain features of the 1990 Plan, as amended, is intended to be a summary only. The summary is qualified in its entirety by the full text of the 1990 Plan, as amended, which will be made available to any stockholder requesting it in writing.

      The 1990 Plan provides for the grant of incentive and non-qualified stock options to officers, employees and directors of, and other persons providing services to, the Company and its subsidiaries. The Plan, as amended, is administered by a Committee of the Board of Directors (the "Committee") consisting of at least two "Outside Directors." An "Outside Director" means a director who (i) is not an officer or employee of the Company or of any "affiliated group," as such term is defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended, which includes the Company (an "Affiliate"), (ii) is not a former employee of the Company or any Affiliate who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during the Company's or any Affiliate's taxable year, (iii) has not been an officer of the Company or any Affiliate and (iv) does not receive remuneration from the Company or any Affiliate, either directly or indirectly, in any capacity other than as a director. It is the intention of the Company that the Plan shall be administered by "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Subject to adjustment for stock splits, stock dividends and similar events, the total number of shares of Common Stock with respect to which awards may be granted under the 1990 Plan, prior to the amendment described herein, is 1,850,000. At November 25, 1996, only 2,391 shares would have been available for grant under the 1990 Plan. Therefore, stockholders are being asked to approve the amendment of the 1990 Plan to include an additional 450,000 shares.

      The 1990 Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986. as amended (the "Code"), and (ii) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option is determined by the Committee but may not be less than 100% of the fair market value of the shares on the date of grant. The closing price of the Company's Common Stock on November 25, 1996, as reported by the Nasdaq National Market, was $17.8125 per share.

      The term of each option is fixed by the Committee and may not exceed 10 years from date of grant in the case of an Incentive Option. The Committee determines at what time or times each option may be exercised and, subject to the provisions of the 1990 Plan, the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. Under the Plan, as amended, awards of options to purchase an aggregate maximum of not more than 100,000 shares of Common Stock may be granted to any person in any fiscal year. The exercise price of options granted under the 1990 Plan may be paid in cash or, with the consent of the Committee, in shares of Common Stock. To qualify as Incentive Options, options must meet additional requirements, including a $100,000 per year limitation on the value of shares subject to Incentive Options which first become exercisable in any one year, and a maximum 5-year term and exercise price of at least 110% of fair market value in the case of greater-than-10% stockholders.

      The 1990 Plan also provides for non-discretionary grants of Non-Qualified Options to non-employee directors of the Company ("Non-Employee Directors"). On the first business day following the Company's Annual Meeting of Stockholders or, if the Annual Meeting has not been held by the last business day of March in any year, then on the last business day of March in such year (the "Grant Date"), (i) any Non-Employee Director who was elected a director by the stockholders of the Company for the first time at the most recent annual meeting of stockholders is, without any action of the Committee, granted a Non-Qualified Option to purchase 10,000 shares of Common Stock, (ii) each Non-Employee Director elected prior to January 22, 1997 who holds Non-Qualified Options to purchase fewer than 50,000 shares of Common Stock is, without any action of the Committee, granted a Non-Qualified Option to purchase 10,000 shares of Common Stock, and (iii) each other Non-Employee Director is, without any action of the Committee, granted a Non-Qualified Option to purchase 5,000 shares of Common Stock. Each such option is for a term of ten years and vests over a period of four years from the date of grant.

      The Board of Directors may at any time amend or discontinue the 1990 Plan and the Committee may at any time amend or cancel outstanding awards (or provide substitute awards at the same or a reduced exercise or purchase price) for the purpose of satisfying changes in the law or for any other lawful purpose. Among other things, the Committee has the authority to accelerate the exercisability or vesting of an option or extend the period for exercise of an option.

      If the 1990 Plan, as amended, is approved by the stockholders of the Company, the Company intends to file a registration statement of Form S-8 covering the additional shares of Common Stock issuable pursuant to the 1990 Plan, and upon the effectiveness of such registration statement all such shares will be, when issued, eligible for resale in the public market.

Federal Tax Aspects of the 1990 Plan

      The following is a summary of the principal Federal income tax consequences of transactions under the 1990 Plan. It does not describe all Federal tax consequences under the 1990 Plan, nor does it describe state or local tax consequences.

      Incentive Options. No taxable income is realized by an optionee upon the grant or exercise of an Incentive Option. If shares issued to an optionee pursuant to the exercise of an Incentive Option are not sold or transferred within two years from the date of grant or within one year after the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) there will be no deduction for the Company for Federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

      If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally
(a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the Incentive Option paid by tendering shares of Common Stock.

      If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability).

      Non-Qualified Options. With respect to Non-Qualified Options under the 1990 Plan, no income is realized by the optionee at the time of the option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and (b) at disposition of the shares acquired upon exercise, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

New Plan Benefits

      The Company is unable to determine the dollar value and number of options or other benefits or amounts, if any, which will be received by or allocated to any of the named executive officers or the current executive officers (as a group) as a result of the amendments to the 1990 Plan. The number of shares of Common Stock as to which the Company's Non-Employee Directors will be granted non-discretionary options under the 1990 Plan in the Company's 1997 fiscal year are set forth above under "Election of Directors -- Directors' Compensation." The amendments to the 1990 Plan, if they had been effective during the 1996 Fiscal Year, would not have affected the dollar value or number of options or other benefits or amounts received by or allocated to such persons during such fiscal year, except that the number of shares of Common Stock as to which the Company's Non-Employee Directors were granted non-discretionary options would have been reduced to the following: Mr. Campbell, 5,000 shares; Dr. Flaschen, 5,000 shares; and Dr. Horing, 10,000 shares.

      If a quorum is present at the Annual Meeting, the vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting will be necessary to approve the 1990 Plan, as amended.

The Board of Directors recommends that you vote FOR the proposal to approve the 1990 Plan, as amended.


                VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

      The Company's only issued and outstanding class of voting securities is the Common Stock. At the close of business on November 25, 1996, there were 10,692,296 shares of Common Stock issued and outstanding.

      The following table sets forth certain information as of November 25, 1996, regarding securities ownership by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director and each nominee for director individually, (iii) by each executive officer named in the Summary Compensation Table on Page 3 and (iv) all executive officers and directors as a group.

                                           Shares Beneficially Owned (1)
                                     --------------------------------------
Name of Stockholder                  Number                Percent of Class
-------------------                  ------                ----------------

Kopp Investment Advisors             4,341,496 (2)         40.6%
  6600 France Avenue South
  Suite 672, Edina, MN 55435

William B. Smith*                       80,417 (3)         **
John A. Ruggiero*                       80,396 (4)         **
Steward S. Flaschen*                    74,792 (5)         **
Dean C. Campbell*                       54,292 (6)         **
Kenneth J. Hamer Hodges                 19,683 (7)         **
C. G. (Bill) Waters                      7,876 (8)         **
Anand S. Parikh                          7,000 (9)         **
Wayne R. Lasson                          5,209 (10)        **
Sheldon Horing*                          2,797 (11)        **
All executive officers and
 directors as a group (11 persons)     336,212 (12)         3.1%


<F*>  Nominee for director.  Each director is currently a director.

<F**> Less than 1.0%

<F1>  The persons named in the table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. All share amounts shown in this table include shares acquirable upon exercise of stock options exercisable within 60 days of the date of this table.
      The percent of class has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Information about greater-than-5% stockholders of the Company is based on filings on Schedule 13G or 13D provided to the Company by the reporting entities.

<F2>  Kopp Investment Advisors, Inc., ("Kopp"), a registered investment advisor, has filed a report on Schedule 13G as of February 7, 1996, in which it states that it has sole voting power with respect to 125,000 shares and shared dispositive power with respect to 4,216,496 shares for an aggregate beneficial ownership of 4,341,496 shares of the Company's Common Stock. The beneficial ownership includes shares with respect to which Kopp Investment Advisors, Inc. ("KIA"), Kopp
      Investment Advisors, Inc., Profit Sharing Plan ("the KIA Plan"), the
      LeRoy C. Kopp Individual Retirement Account, the Caring and Sharing
      Foundation, and LeRoy C. Kopp individually have sole voting power or shared dispositive power. Of such shares, 4,235,496 are held in a fiduciary or representative capacity for the benefit of persons other than those named above. LeRoy C. Kopp is sole trustee of the KIA Plan and controls KIA, the Caring and Sharing Foundation, and his individual retirement account.

<F3>  Includes 5,002 shares held directly by Dr. Smith and 75,415 acquirable upon exercise of stock options.

<F4>  Includes 3,000 shares held indirectly by Mr. Ruggiero in his wife's name and 77,396 shares acquirable upon exercise of stock options.

<F5>  Includes 19,375 shares held indirectly by Dr. Flaschen and 55,417 shares acquirable upon exercise of stock options.

<F6>  Represents 54,292 shares acquirable upon exercise of stock options by
      Mr. Campbell.

<F7>  Includes 829 shares held directly by Mr. Hamer Hodges and 18,854 acquirable upon exercise of stock options.

<F8>  Represents 7,876 shares acquirable upon exercise of stock options by
      Mr. Waters.

<F9>  Represents 7,000 shares acquirable upon exercise of stock options by
      Mr. Parikh.

<F10> Represents 5,209 shares acquirable upon exercise of stock options by
      Mr. Lasson.

<F11> Represents 2,797 shares acquirable upon exercise of stock options by
      Dr. Horing.

<F12> Includes 336,212 shares acquirable upon exercise of stock options by all executive officers and directors as a group (11 persons).

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely upon a review of such forms furnished to the Company or written representations that no Form 5 was required, the Company believes that during the 1996 Fiscal Year all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were complied with, except that the initial report on Form 3 of Wayne Lasson, upon his becoming an officer of the Company, was filed late.


                    RATIFICATION OF SELECTION OF AUDITORS

      Ernst & Young is the Company's independent certified public accounting firm. The firm has served as independent certified public accountants for the Company since 1982. Representatives of Ernst & Young are expected to be present at the stockholders' meeting, at which they may make a statement if they desire to do so and will be available to respond to appropriate questions.

      This matter is not required to be submitted for stockholder approval, but the Board of Directors has elected to seek ratification of its selection of independent certified public accountants by the affirmative vote of the holders of a majority of the shares present and voting at the meeting. Management has not determined what action it will take in the event the stockholders do not ratify the selection of Ernst & Young.

      The Board of Directors recommends that you vote FOR ratification of Ernst & Young as the Company's independent certified public accountants.


                          PROPOSALS BY STOCKHOLDERS

      Proposals by stockholders of the Company intended to be presented at the next annual meeting must be received by the Company on or before August 14, 1997, to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                          EXPENSES OF SOLICITATION

      The expense of preparing, assembling, printing and mailing the forms of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, special solicitation of proxies may, in certain instances, be made personally or by telephone or telegram by officers, directors, and regular employees of the Company, or by Bank of Boston c/o Boston EquiServe, the Company's transfer agent. It is expected that the expense of such special solicitation will be nominal. Arrangements will also be made for the forwarding of soliciting material by nominees, custodians and fiduciaries to their principals. All expenses incurred in connection with this solicitation will be borne by the Company.


                                OTHER MATTERS

      Management knows of no other matters that will be brought before the meeting. If, however, any other matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

Norwood, Massachusetts
December 12, 1996







PROXY                        TELCO SYSTEMS, INC.
                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                       ANNUAL MEETING OF STOCKHOLDERS

      The undersigned hereby appoints JOHN A. RUGGIERO and WILLIAM B. SMITH, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock of TELCO SYSTEMS, INC., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of TELCO SYSTEMS, INC., to be held at Bank of Boston, 100 Federal Street, 35th Floor, Boston, Massachusetts, on Wednesday, January 22, 1997, at 10:00 a.m., and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Meeting and in their discretion upon all other matters which may properly come before said Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE               SEE REVERSE
                                                         SIDE


[X] Please mark
    votes as in
    this example.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE, WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

1. Election of Directors.
Nominees: Dean C. Campbell, Steward S. Flaschen, Sheldon Horing, John A. Ruggiero, and William B. Smith
            FOR            WITHHELD        MARK HERE       [ ]
            [ ]            [ ]             IF YOU PLAN
                                           TO ATTEND
                                           THE MEETING

                                           MARK HERE       [ ]
                                           FOR ADDRESS
[ ] __________________________________     CHANGE AND
For all nominees except as noted above     NOTE BELOW

2. To approve the amendment of             FOR     AGAINST     ABSTAIN
   the Company's 1990 Stock                [ ]     [ ]         [ ]
   Option Plan to increase by
   450,000 the number of
   shares covered by the Plan.

3. To ratify the selection of              FOR     AGAINST     ABSTAIN
   Ernst & Young LLP as                    [ ]     [ ]         [ ]
   certified public accountants
   for the Company.

4. With discretionary authority on such other matters as may properly come before the meeting.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts or corporations, your title or capacity should be stated. If shares are held jointly, each holder should sign.


Signature: _____________  Date: _____  Signature: _____________  Date: _____